Exhibit 99.2

CASCADE CORPORATION, #11016180

Chairperson: Robert Warren

December 9, 2004, 2:00 p.m., PT

Operator                                                                                                 Good afternoon, ladies and gentlemen and welcome to the Cascade Corporation third quarter fiscal year 2005 earnings call. At this time all participants are in a listen-only mode. Following today’s presentation instructions will be given for the question and answer session. If anyone should need assistance at any time during the conference, please press the star followed by the zero. As a reminder, this conference is being recorded Thursday, December 9, 2004.

I would now like to turn the conference over to Robert Warren, President and Chief Executive Officer of Cascade Corporation. Please go ahead, sir.

R. Warren                                                                                          Thank you. Good afternoon, everyone, and welcome to today’s call. Andy Anderson, our CFO, and Terry Cathey, our Chief Operating Officer are here with me.

For those of you who are unfamiliar with Cascade, I’d like to give you a brief overview. Cascade manufactures devices primarily for industrial trucks, most commonly called lift trucks or forklifts. Our products allow the truck to carry, position and deposit various types of loads. These products are used in nearly every industry worldwide that uses lift trucks.

About two-thirds of our products are sold through retail dealers and one-third are sold directly to manufacturers, names that you all know such as Hyster, Toyota, Linde, Mitsubishi, Yale, Komatsu, Ingersoll-Rand and Nissan. We have about 1,750 employees operating in 25 facilities worldwide at this time.

Andy will now give you an overview of the third quarter.

A. Anderson                                                                          Thank you, Bob. I’d like to remind everyone that the intention of this call is to discuss matters with shareholders that affect Cascade’s business in compliance with Regulation FD. During the course of this call we may be making forward-looking statements in compliance with the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Participants are cautioned that forward-looking statements such as statements of the company’s anticipated revenue and earnings are dependent on a number of factors that affect Cascade’s operating results and could cause the company’s actual future results to differ materially. Factors include but are not limited to general economic conditions, material costs, interest rates, foreign currency fluctuations, the demand for materials handling products, performance of our manufacturing facilities, effectiveness of cost reduction initiatives and the cyclical nature of the materials handling industry.

Cascade cannot provide any assurance that future results will meet expectations. In addition, historical information should not be considered an indicator of future performance.

Additional considerations and important risk factors are described in Cascade’s reports on Forms 10K and 10Q and other filings with the Securities and Exchange Commission. The company disclaims any obligation to release any updates to any comments made in this call or reflect any changes in business conditions.

One final note of explanation. Our fiscal year ends on January 31st so when we refer to fiscal year 2005, we are actually referring to the year ended January 31, 2005 which is essentially calendar year 2004. We are now in fiscal year 2005.

With that completed, let’s start with a review of the third quarter.

Net income for the third quarter of fiscal 2005 was $8.7 million, or 68 cents per share compared to $5.1 million, or 41 cents per share for the third quarter of fiscal 2004. I would like to note that the third quarter results include income of $1.3 million related to the settlement of insurance litigation, a $155,000 environmental expense, and a $1.0 million gain on the sale of marketable securities. The impact of these 3 factors increased earnings per share by 11 cents in the third quarter.

Before I begin the operational review of the third quarter, I would like to give you a bit of additional detail on these transactions.

In October 2004 we reached a settlement with one of two insurers in litigation relating to the recovery of expenses incurred in the clean up of groundwater contamination at our Fairview, Oregon plant. The insurer paid us $1.3 million and has been dismissed from the pending appeal of a lower court judgment in our favor. The company and the remaining insurer have appealed the judgment and the appellate court proceedings are ongoing.

The gain on the sale of marketable securities relates to the sale of publicly traded common stock we received in the de-mutualization of an insurance company. The shares represented an asset reversion from a terminated U.S. defined benefit pension plan and were issued to a trust which had purchased annuities from the insurance company in 1997. We hold no remaining shares of publicly traded common stock. In connection with the asset reversion, we elected to contribute $324,000 of the sale proceeds to a U.S. defined contribution plan for distribution on a prorata basis to participating U.S. employees.

Now back to our operating results for the third quarter.

Our performance was primarily driven by strong real sales growth in all regions. Price increases to cover material costs and better fixed cost absorption also contributed to quarterly results. I will discuss these and other factors in more detail as we move through the primary components of the income statement and the regional reviews.

Consolidated net sales were $96.3 million. This is an increase of 27% compared to net sales of $75.8 million in the third quarter of 2004. Approximately 20% was due to increased sales in real terms, 3% was new revenue from acquisitions and 4% was due to foreign currency changes.

Gross margins for the third quarter were 32% versus 33% a year ago. Margins in North America were up due to increased sales volume. Margins in Europe and Asia Pacific were lower than the prior year due primarily to higher material costs and increased competition in certain markets.

Consolidated SG&A expenses were $17.6 million in the third quarter which represents an increase of 12%, or $1.8 million over the prior year. Approximately 8% was due to a combination of factors including added SG&A costs from our acquisition, Sarbanes-Oxley implementation, higher warranty costs from new product introductions in Europe and a continued expansion of our marketing and customer service capabilities in China. The remaining 4% increase was due to the impact of foreign currency.

The increase in amortization was due almost entirely to the amortization of stock appreciation rights which were granted in May 2005.

Our effective tax rate of 35% was consistent with the rate from the third quarter of the prior year.

I’d now like to spend a few minutes discussing the operating results on a geographic basis.

Sales in North America were up 22% over the prior year. There are several factors driving our growth including a strong North American lift truck market and the Euro/dollar exchange rate which reduced competitors’ European imports into the North American market.

Gross margins in North America increased from 38% in the third quarter of fiscal 2004 to 39% in the third quarter of fiscal 2005. This increase is primarily the result of higher volumes in all North American factories without related increases in fixed costs. We feel this increase in gross margin is particularly noteworthy in light of the increases in steel costs. To date price increases and surcharges have been sufficient to cover material cost increases.

SG&A costs in North America were up 6% over the third quarter of fiscal 2004 due to factors including Sarbanes-Oxley related costs, the contribution to the U.S. defined contribution plan I discussed earlier, information technology consulting costs and added costs due to higher business levels.

Again, the increase in amortization expenses relates to stock appreciation rights issued in May 2005.

Turning to Europe, I would first like to note that we completed the acquisition of the assets of Falkenroth, a major German fork manufacturer at the end of the third quarter. The purchase price was approximately $6.6 million of which $4.7 million was paid in October. The payment of the remaining $1.9 million will be made in the fourth quarter subject to completion of the final inventory valuation.

The impact of the Falkenroth acquisition on third quarter results for Europe was not material.

Net sales in Europe for the third quarter were up 42%; approximately 20% was real year-over-year growth; 11% was added revenue from acquisition and another 11% was due to the impact of foreign currency. The year-over-year growth is due to increased demand and added OEM business resulting from the insolvency of Falkenroth.

Gross margins declined from 20% in the third quarter of fiscal 2004 to 19% in the third quarter of fiscal 2005. While we would normally expect increasing margins from higher sales levels, much of the increase was in OEM products which are generally sold at a lower gross margin. In addition, we have been unable to recover all of our higher steel costs through price increases in certain product categories and regions. The combination of these two factors has offset the benefits of better fixed cost absorption.

SG&A costs in Europe increased 25% over fiscal year 2004; approximately 9% of the increase was due to the effect of foreign currencies; 11% was added expense resulting from our acquisition; and 5% was due to higher warranty costs related to new product introductions and increased information technology costs.

Now turning to the Asia Pacific region, revenues were up 22% over the third quarter of fiscal 2004. Approximately 4% of this increase was due to the impact of foreign currency. All of our Asia Pacific markets experienced strong year-on-year real sales growth during the third quarter including $1.7 million of additional sales from the expansion of our fork manufacturing operations in Hebei, China. The expanded Hebei facility became fully operational in the second quarter of fiscal 2005.

Gross margins of 33% in the third quarter of fiscal 2005 were down from 35% in the prior year. The decrease is the result of increased competition and pricing pressure in China and a higher percentage of OEM product sales from Hebei which carry lower margins.

SG&A in the Asia Pacific region was up 10% in the third quarter compared with the third quarter of fiscal 2004. Approximately 5% of this increase was due to the impact of foreign currency and the remainder was primarily related to expenses for the ongoing expansion of our sales and service capabilities in China.

Turning to the balance sheet, cash and marketable securities totaled $42.3 million as of October 31, 2004 compared to $31.6 million as of January 31, 2004.

Long term debt of $50.8 million was virtually unchanged from year end and down from $53.3 million at October 31, 2003. I would like to note that we made our annually scheduled debt payment of approximately $12.5 million in November.

Capital expenditures were $3.1 million and depreciation expense was $3.4 million in the third quarter.

I’ll turn it back over to Bob for a discussion of the lift truck market and some other general comments.

R. Warren                                                                                          Thank you, Andy. I’d like to start with a brief overview of the lift truck market. As many of you know, the lift truck market is the only direct economic or industrial indicator we have available for our markets. While this market does not correlate exactly with our business levels, it does give us some indication of short term future trends.

We saw an improvement in the North American lift truck shipments during the third quarter of fiscal 2005 compared to fiscal 2004. With the classes of trucks we serve, shipments were up 16% in the third quarter of fiscal 2005 over the prior year quarter. Year-to-date shipments were up 12% and order rates were up 24% over the prior year. Based on these recent trends, it appears the lift truck market in North America should remain strong through the remainder of the year.

Lift truck shipments in the European market were up 12% in the third quarter and 13% on a year-to-date basis. We are cautiously optimistic about the European lift truck market for the balance of the year.

Lift truck shipments in the Asia Pacific region were up 13% in the third quarter and 19% on a year-to-date basis. We believe this region will continue to show strong growth through the remainder of the year.

I would now like to comment on several additional topics. As you may remember in 2003 we purchased FEMA, a small German fork manufacturer in order to establish a presence in Germany, the largest lift truck market. Our just completed acquisition of the Falkenroth assets significantly expanded our German market presence and manufacturing capabilities. In addition to acquiring a large, well-equipped manufacturing facility, we are happy to have a skilled and dedicated workforce join our company. The combination of FEMA and Falkenroth have moved us from a non-entity in the German market to one of its major suppliers.

We have started the process of consolidating FEMA into the Falkenroth facility. We anticipate that our fourth quarter results will reflect certain additional costs resulting from this consolidation. This will have some impact on our European gross margins in the fourth quarter. These factors not withstanding, we are optimistic about the prospect of our European fork business going into next year.

Our European materials handling business is still operating in a highly competitive market environment. We are currently evaluating additional structural and strategic remedies for this segment of our European business. We remain firmly committed to making the European materials handling business a profitable and contributing part of our long term growth strategy.

The increase in cost of steel continues to be a significant factor impacting all of our business units. Through the first nine months of the year we have seen varying levels of steel cost increases in different regions of the world. Although we have been generally able to mitigate most of these increases through pricing, without the increased shipping volume and resulting improved absorption of fixed costs, we would likely have seen a drop in gross margins compared to last year. We continue to monitor worldwide steel costs very closely and are actively managing our steel supply chain to ensure we’re receiving the most competitive prices available in the world market.

Another recent trend is the changing competitive environment in China. We have seen increased competition from both Asian and European competitors. In addition, we are aware of future plans by competitors to expand manufacturing operations in the region. We will aggressively defend our market position in China through continued investment in both marketing and production capacity. Again, as Andy mentioned, this will probably also result in some erosion in gross margins.

On a consolidated level, we remain optimistic about sales for the next quarter due to the substantial backlog in the North American lift truck market and the continuing strength in Asia. However, I would like to mention that holiday shutdowns usually result in lower sales relative to the year’s previous 3 quarters.

As those of you who have worked with us in the past remember, we have a longstanding policy of not making forward financial projections.

This concludes our prepared remarks and we are now ready to open the call to your questions.

Operator                                                                                                 Thank you, sir. Ladies and gentlemen, at this time we’ll begin the question and answer session. If you have a question, please press the star followed by the one on your pushbutton phone. If you would like to decline from the polling process, press the star followed by the two. You will hear a three-tone prompt acknowledging your selection. Your questions will be polled in the order they are received. As a reminder, if you are using speaker equipment you will need to lift the handset before pressing the numbers. One moment please for our first question.

Our first question comes from Joe Giamichael with CJS Securities. Please go ahead.

J. Giamichael                                                                            Good afternoon, gentlemen. Congratulations on a very good quarter. You seem to be generating some pretty strong free cash this quarter and I believe you’re paying down as much as you’re able to at the moment on your long term debt. How do you intend to employ that cash going forward?

R. Warren                                                                                          A pretty standard response to this question. We continue to ensure we have the money to pay down that debt.  I think we have three more tranches and those are paid every November. As you saw, we raised our dividend. We will continue to ensure we support that dividend rate going forward and look for opportunities for increasing it and we would also be trying to use that money looking for opportunities in the European market to expand our presence.

J. Giamichael                                                                            I’m assuming you’re referring to acquisition opportunities in the European market?

R. Warren                                                                                          That would be our hope.

J. Giamichael                                                                            Just one other quick question. You talked about competitive environment in China changing. Can you give us a better explanation, a little color as to the type of companies you see entering this space and whether you’re starting to see them become more competitive in terms of pricing.

R. Warren                                                                                          We continue to see a presence by our European attachment manufacturer, Kaup, who has moved to new facilities. We’ve also had news of one of our larger competitors in the attachment market, Bolzoni is opening a factory in Shanghai. This is now the third largest contiguous market in the world for lift trucks and their growth rate will certainly be the only markets that will be growing so we would expect to see competition at some point. We’ve been in this market now for twenty years and have pretty much defined the market so it was to be expected.

J. Giamichael                                                                            I realize Falkenroth was an immaterial factor in the quarter. Could you outline the steps you’re taking to improve their margins in Europe and do you think they can get to any levels relative to the U.S. or Asia markets?

R. Warren                                                                                          If you look at where we were with FEMA and Falkenroth, it was a process plan to fix that sector of the market. We’ve had excess capacity in suppliers. Falkenroth’s demise was really an outcome of that. We started seeing increased volume starting in the second quarter of the year and this is processed through until we finish this acquisition. We’re going to see going forward next year improved margins from that sector, so in effect I’d say we’ve been able to remedy the problem on that sector of the market. We have not yet found a longer term fix for the problems we’re having with the attachments sector and we are working diligently on that.

J. Giamichael                                                                            Are you still in the process of selling through inventory you had acquired from Falkenroth?

R. Warren                                                                                          We should see those inventories probably work through this quarter and as you know with the accounting standards on acquisitions, we have to mark those mark to market price so there will be no margin on those.

J. Giamichael                                                                            That’s what I was assuming. Thank you and congratulations on a great quarter and I look forward to seeing you.

Management                                                                          Thanks, Joe.

Operator                                                                                                 Our next question comes from John Rogers with DA Davidson. Please go ahead with your question.

J. Rogers                                                                                               Good afternoon. I’m curious, you obviously have great sales and margins in the quarter and it looks like sales are running up even faster than actual lift truck shipments and I know there’s mix issues depending on what you’re selling, but do you have a sense of how much of the sales gain is mix shift versus just price increases that you’re now getting?

R. Warren                                                                                          That’s an interesting question. I’m not sure I have the answer to that. Certainly we feel that we’ve been able to adequately cover North America and in Asia some of our steel increases but some of that would be added volume that we might be getting from competitors or added market size itself. As you know, the mix itself has so much to do with it between whether paper’s moving or distribution, the mix of products. With the OEM shipments, most of our OEM products have been very strong obviously but it would be hard to know exactly what that breakout is.

J. Rogers                                                                                               I know you don’t comment on anything going forward, but it appears that some of these raw material costs have at least leveled off in some other industries recently and that’s why I’m wondering what happens going forward. If the mix stays the same presumably then your margins could get even stronger.

R. Warren                                                                                          We’re cautiously optimistic that steel prices seem to have found some level of parity around the world and we’re ... assume that we could be able to pick up, with better absorption going forward, more of that margin.

J. Rogers                                                                                               Do you think the pricing you have now reflects current steel costs or has that pretty well worked through your system?

R. Warren                                                                                          Other than in Europe as we mentioned, we still have difficultly passing through some of those steel increases with the continued competition in the attachment part of the market. We’ve seen prices go up that have not stuck that were attempting to cover those steel increases.

J. Rogers                                                                                               Then, Bob, you mentioned some of your competitors opening facilities in China and then also shipping less into the U.S. Have you heard anything about anybody trying to open facilities in the U.S. in this part of the market from here?

R. Warren                                                                                          As we mentioned last year, if you remember Bolzoni opened a facility in Chicago.

J. Rogers                                                                                               Right, but they stopped that.

R. Warren                                                                                          No, they completed that facility and they had an acquisition of some designs from the Chapter 7 of Long Reach which was a Brudi push pull. They’re producing that product there and they’re attempting to bring in or manufacture as much as they can with the rest of their product line at that facility.

A. Anderson                                                                          This is Andy. One minor addition to what Bob said. I think we’re also referring to the fact Falkenroth forks are no longer flowing into the U.S.

J. Rogers                                                                                               Okay, great. Thank you and congratulations on the quarter.

Operator                                                                                                 Our next question comes from John Walthausen with Paradigm Capital Management. Please go ahead.

J. Walthausen                                                                    Good afternoon and congratulations. Trying to get a little bit of understanding of the situation in China with new competitors. Could you talk about how that market works, whether it’s structured the same way it is in the United States with some sales to OEMs, distributors, who controls the distribution and whether the OEMs are the same ones there in essence that we’re dealing with in Europe and North America and whether it makes a difference.

R. Warren                                                                                          It’s still an emerging market. They almost started from scratch. When we first went in there, the only distribution was actually from the OEM and they had their customers come to them to take orders. It’s advanced incredibly to most cities now have marketing branches at every OEM and that’s still the primary distribution model in China. It is in a sense dealer related but it is owned by the OEMs. They’ve gotten quite sophisticated very quickly. There are some independent dealers we’re seeing, mostly branching out of Hong Kong or Taiwan who are attempting to get a piece of the market that way.

A. Anderson                                                                          Also I would say that the non-Chinese OEMs, the ones that you referenced, the ones that we deal with in North America and Europe are certainly not gaining strength in that market and if anything, maybe losing strength as the Chinese manufacturers become more sophisticated and more capable.

J. Walthausen                                                                    It comes down to do we have any particular strengths with the emerging Chinese manufacturers that could help us in a more competitive environment?

R. Warren                                                                                          We’ve got very strong relationships. In fact, it’s to our benefit that the Chinese domestic manufacturers are growing because we have long and strong relationships with these people. It’s just a fact of two other competitors entering the fray which necessarily just creates a more competitive environment, but I would say we’ve got a twenty year head start and our manager in China is making absolutely sure that we are positioned with sales and service people right where both the ultimate end users and the lift truck manufacturers need them.

J. Walthausen                                                                    Do we expect that we’ll probably increase our spending on that level of service and marketing over the next year or so to hold our position?

R. Warren                                                                                          It will be increasing over where we have been. As you can see, this year we have already been increasing our expenses in both some new branches and marketing people in Shanghai which seems to be a center of most of the activity. We feel we’re probably well positioned at this point so I wouldn’t see probably an increase but we’ll continue to invest in that operation. It’s the only market in the world that truly is on a growth path as opposed to cyclical peaks.

J. Walthausen                                                                    Good, thanks a lot.

Operator                                                                                                 Our next question comes from Frank Magdlen with the Robins Group. Please go ahead with your question.

F. Magdlen                                                                                   Good afternoon and congratulations on a good quarter. Can you give us a little flavor in Europe. I’m going to assume you’re the dominant fork manufacturer now with over 50% capacity in that market.

R. Warren                                                                                          I think we like to say market leadership.

F. Magdlen                                                                                   Okay, market leadership position. How about in attachments? Where do you think you’ll fall in that?

R. Warren                                                                                          I’d say we’re probably only about 25% to 30% of that market. We probably have moved that up maybe 3-4% with the Roncari acquisition last year, but there’s still 3 other major players in that market. Bolzoni out of Italy also has a brand, Auramo out of Finland, who is one of the larger Falkenroth paper competitors. You have Kaup out of Germany and also Meyer out of Germany and with the four of us that keeps a fairly competitive atmosphere.

F. Magdlen                                                                                   All about relatively the same size?

R. Warren                                                                                          Relatively the same size.

F. Magdlen                                                                                   What has happened to your operating rates? I know you’ve been a bit constrained in the past on forks. Does that still prevail today?

R. Warren                                                                                          With the rolling up of Falkenroth and getting that facility on line we’ve been able to pull some of the constraint that was ... remember, were seeing from almost the start of the first quarter and the second quarter we saw amazing numbers coming at us with Falkenroth’s coming demise and the OEMs shifting their loads to a more secure source, we were running our plants 24/7. We’ve been able to readjust that load to a sustainable level now and we’re pleased to see the volume come up very rapidly in our new facility at Falkenroth.

F. Magdlen                                                                                   How about North America?

R. Warren                                                                                          We brought a new line on just in October at our facility in Findley. We’ve seen a remarkable demand, both from the lift truck industry in North America and also the construction industry as well as the Euro last year and our acquisition of Falkenroth pretty much locking out a lot of the European competitor’s volume that was coming into the market and we are just barely keeping ahead of that. We were quite fortunate to bring on this new line. It’s the technology of the type of heat treating that we picked up with FEMA last year that we were pleased with their process. We put that line into our high production standard fork line out of Findley, Ohio and we believe we are certainly extremely dominant in this market at this time.

F. Magdlen                                                                                   Then China, might as well finish it out, or Asia Pacific.

R. Warren                                                                                          We came up with a new row fixing line starting in the second quarter this year. It’s up and operating in the third quarter very nicely. We will continue to see our investment in additional capacity for that Asian market.

F. Magdlen                                                                                   When are you going to start on the installation process?

R. Warren                                                                                          Right now we’re just determining exactly how much we’ll be needing and the largest market is Japan so it’s an issue of where our competitors are and what the opportunities are for moving more Chinese forks into that market.

F. Magdlen                                                                                   One last one. Several large manufacturers still talk about spot shortage. Has that affected you at all?

R. Warren                                                                                          We’ve have not seen ... Terry?

T. Cathey                                                                                            No, we’ve been able to secure adequate supplies all along. Of course they ask for the price.

F. Magdlen                                                                                   They do ask for the price? And they probably want to get paid on top of it?

T. Cathey                                                                                            Right, steel seems to be a good business to be in suddenly.

F. Magdlen                                                                                   Thank you gentlemen.

Management Thank you, Frank.

Operator                                                                                                 Our next question comes from Heath Richie with Delphi Management. Please go ahead.

H. Ritchie                                                                                            I wonder if you could talk a little more about Europe and the problems you’re seeing in the attachment business there, about what might be necessary to get back to profitability in terms of steps you can take or whether the problem is more in the market, your competitors might be pricing irrationally or what have you and what things you’ve seen yourself doing in that marketplace in order to move forward.

R. Warren                                                                                          We’ve put a fair amount of effort as you know in the last three years in restructuring our production process, our distribution model in that European market to try to make it more efficient and believe we’ve been quite successful with that as far as our ability to deliver quality products in the proper time for the deal, but it still has too many players in the market. Until we believe we can get into a leadership position such as we are in our other markets, that market’s going to continue to constrain margins for ourself and our competitors.

H. Ritchie                                                                                            Thanks.

Operator                                                                                                 Gentlemen, there are no further questions at this time. I’d like to turn the conference back to Mr. Warren for any concluding comments. Please go ahead.

R. Warren                                                                                          Again thanks so much for your time and participation today. We genuinely appreciate your interest in Cascade. Please don’t hesitate to call us if we can be of any assistance.

Operator                                                                                                 Thank you, Mr. Warren. Ladies and gentlemen, this concludes the Cascade Corporation third quarter earnings conference. If you’d like to listen to a replay of today’s conference, you may dial 1/800-405-2236 and enter access number 11016180#. International callers please dial 303/590-3000 using the same pass code. We thank you again for your participation and you may now disconnect. Have a pleasant rest of the day.